Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Markforged Holding Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to be Paid	$116,159,765.90 (1)	0.0001531	$17,784.06 (2)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$116,159,765.90

Total Fees Due for Filing			$17,784.06

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$17,784.06

(1)

Aggregate number of securities to which transaction applies: As of September 24, 2024, the maximum number of securities of Markforged Holding Corporation (the “Company”) to which this transaction applies is estimated to be 23,231,953, which consists of: (i) 20,492,747 shares of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”), which may be entitled to receive the per share merger consideration of $5.00 (the “Per Share Merger Consideration”); (ii) 1,720 net shares of Company Common Stock underlying outstanding stock options with an exercise price less than the Per Share Merger Consideration, which may be entitled to receive the Per Share Merger Consideration; (iii) 1,010,238 shares of Company Common Stock underlying outstanding restricted stock units, which may be entitled to receive the Per Share Merger Consideration; and (iv) 1,727,248 additional shares of Company Common Stock reserved for issuance as earnout shares, which may entitled to receive the Per Share Merger Consideration.

(2)

Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of September 24, 2024, the underlying value of the transaction was calculated based on the sum of: (i) the product of 20,492,747 shares of Company Common Stock and the Per Share Merger Consideration; (ii) the product of 1,720 net shares of Company Common Stock underlying outstanding stock options with an exercise price below the Per Share Merger Consideration and the Per Share Merger Consideration; (iii) the product of 1,010,238 shares of Company Common Stock underlying outstanding restricted stock units and the Per Share Merger Consideration; and (iv) the product of 1,727,248 additional shares of Company Common Stock reserved for issuance as earnout shares and the Per Share Merger Consideration. In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0001531.